UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2011

HARRIS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1025 West NASA Blvd., Melbourne, Florida		32919
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (321) 727-9100

No change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2011, Harris Corporation (“Harris”) entered into that certain First Amendment to 364-Day Revolving Credit Agreement, dated as of September 27, 2011, by and among Harris, SunTrust Bank, as administrative agent, and a syndicate of lenders from time to time parties thereto (the “First Amendment”). The First Amendment renews and amends that certain 364-Day Revolving Credit Agreement, dated as of September 29, 2010, by and among Harris, SunTrust Bank, as administrative agent, SunTrust Robinson Humphrey, Inc., as lead arranger and book manager, and a syndicate of lenders from time to time parties thereto (the “364-Day Revolving Credit Agreement”). A summary description of the material terms and conditions of the 364-Day Revolving Credit Agreement was disclosed in the Current Report on Form 8-K filed by Harris with the Securities and Exchange Commission on October 5, 2010, which summary description is incorporated herein by reference. Harris also has a $750,000,000 five-year senior unsecured revolving credit facility entered into on September 10, 2008 that continues in full force and effect.

Pursuant to the 364-Day Revolving Credit Agreement, and immediately prior to the First Amendment, Harris provided notice to the administrative agent of a permanent reduction of the commitments under the 364-Day Revolving Credit Agreement from $300,000,000 to $250,000,000. As amended, the 364-Day Revolving Credit Agreement provides for the extension of credit to Harris in the form of revolving loans at any time and from time to time during the term of the 364-Day Revolving Credit Agreement, in an aggregate principal amount at any time outstanding not to exceed $250,000,000. The 364-Day Revolving Credit Agreement may be used for working capital and other general corporate purposes, excluding hostile acquisitions (as defined in the 364-Day Revolving Credit Agreement), and also may be used to support commercial paper issued by Harris from time to time. As of September 27, 2011, Harris’ short-term debt outstanding under its commercial paper program was approximately $560,000,000, which was incurred principally to fund a significant portion of Harris’ recent share repurchases. As of September 27, 2011, no borrowings were outstanding under the 364-Day Revolving Credit Agreement.

Pursuant to the First Amendment:

•	The maturity date of the 364-Day Revolving Credit Agreement was extended to September 26, 2012;

•

The interest rate margin over the London interbank offered rate (“LIBOR”) was changed. As amended, the interest rate margin over LIBOR, is set at 1.25%, and may increase (to a maximum amount of 1.75%) or decrease (to a minimum amount of 0.75%) based on changes in the ratings of Harris’ senior unsecured long-term debt securities (“Senior Debt Ratings”);

•

The interest rate margin over the base rate was changed. As amended, the interest rate margin over base rate, is set at 0.25%, and may increase (to a maximum amount of 0.75%) or decrease (to a minimum amount of 0.00%) based on changes in Harris’ Senior Debt Ratings; and

•

The commitment fee was changed. As amended, the commitment fee is equal to 0.10% per annum of the unused amount of the lenders’ aggregate commitments under the 364-Day Revolving Credit Agreement, and may increase (to a maximum of 0.175%) or decrease (to a minimum of 0.07%) based on changes in Harris’ Senior Debt Ratings.

Other material terms and conditions of the 364-Day Revolving Credit Agreement remain unchanged and the provisions of the 364-Day Revolving Credit Agreement remain in full force and effect.

The administrative agent and some of the lenders under the 364-Day Revolving Credit Agreement, as amended, and their affiliates have various relationships with Harris and its subsidiaries involving the provision of financial services, including commercial banking, lending, cash management, acting as dealers in Harris’ commercial paper program, investment banking, underwriting, financial advisory, trust and other services. In addition, Harris and some of its subsidiaries have entered into foreign exchange and other arrangements with certain of the lenders and their affiliates.

The foregoing description of the First Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

10.1	First Amendment to 364-Day Revolving Credit Agreement, dated as of September 27, 2011, by and among Harris Corporation and the other parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS CORPORATION

By:	/s/ Scott T. Mikuen
	Name:	Scott T. Mikuen
	Title:	Vice President, General Counsel and Secretary

Date: September 30, 2011

EXHIBIT INDEX

Exhibit No. Under Reg. S-K, Item 601.	Description of Exhibit

10.1	First Amendment to 364-Day Revolving Credit Agreement, dated as of September 27, 2011, by and among Harris Corporation and the other parties thereto.